Exhibit 99.1

Echo Therapeutics Suspends Operations To Conserve Liquidity

Philadelphia, PA, September 23, 2014 – Echo Therapeutics, Inc. (NASDAQ: ECTE), a medical device company, today announced that, as it believes that its current liquidity is insufficient to fund its needs beyond September 30, 2014, it has suspended its product development, research, manufacturing and clinical programs and operations to conserve its liquidity and capital resources.

The actions follow a strategic review of Echo’s current financial position, funding alternatives, and projected product development costs and timelines.  In August 2014, in an earlier effort to conserve its liquidity and capital resources, Echo reduced overhead costs, cut capital expenses and reduced its workforce.

“We deeply regret the necessity of today’s decision, but we do not have the financial resources to support our continued operations. Reducing our workforce of dedicated employees and ceasing active development of Symphony are among the most difficult decisions we have made,” said Charles Bernhardt, Echo’s Interim Chief Financial Officer. “Our directors and management team have devoted substantial time and effort to identifying and reviewing potential opportunities to provide funding for Echo’s operations; however, that process did not yield a credible and sufficient financing transaction. Despite public statements by Platinum Management (NY) LLC and the other members of its investor group that Platinum or its affiliates would be willing to fund Echo’s operations, and despite weeks of negotiations with Platinum over the terms of financing transaction, Platinum has not provided Echo with any credible proposal that would have allowed us to fund our operations and to bring Symphony’s development to a meaningful milestone. Additionally, the failure by Medical Technologies Innovation Asia (MTIA) to provide Echo with the funding contemplated by its December 2013 Stock Purchase Agreement with Echo has resulted in MTIA’s material breach of the agreement. Accordingly, Echo doesn’t expect MTIA to fulfill its prior funding commitment.”

Any resumption of operations would be dependent on Echo being able to secure additional third-party funding. However, no assurances can be given that Echo will be able to secure funding that will be sufficient to enable Echo to resume its operations. Additionally, other recent events, such as the lawsuits filed or threatened by Platinum and its affiliates and the continuing campaign by Platinum to damage Echo, its prospects and its relationships with its vendors and employees, have caused, and are expected to continue to cause, a significant liquidity strain on Echo.

Even with the cost reductions contemplated by the suspension of operations announced today, no assurances can be given that Echo will be able to fund its needs beyond September 30, 2014. In addition, it is possible that Echo’s liquidity may run out sooner. Echo is reviewing strategies to address its liquidity needs. However, no assurances can be given that Echo will be successful in addressing its liquidity needs. If Echo is unable to address its liquidity needs, it may be required to file for protection under the U.S. Bankruptcy Code.

About Echo Therapeutics

Echo Therapeutics was developing its Symphony® CGM System as a non-invasive, wireless, continuous glucose monitoring system for use initially in the critical care setting. A significant longer-term opportunity may also exist for Symphony to be used in the hospital beyond the critical care setting, as well as in the outpatient setting. Echo also developed its needle-free skin preparation device as a platform technology that allowed for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectation and beliefs of Echo’s management about the business of Echo, including, but not limited to, expectations regarding Echo’s liquidity needs, Echo’s ability to continue to fund its operations, Echo’s ability to identify strategies to address its liquidity needs, Echo’s ability to address its liquidity needs with additional third-party funding and the possibility that Echo may be forced to seek protection under the U.S. Bankruptcy Code. These forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of Platinum Management (NY) LLC, its affiliates and the other members of its group, including, but not limited to, the lawsuits filed or threatened by the Platinum Group and the actions taken by the Platinum Group to harm Echo’s prospects and interfere with Echo’s relationships with its vendors and employees, including the amount of related costs and the disruption caused to business and financing activities by these actions, the potential inability of Echo to secure additional funding for its operations, the possibility that Echo may be forced to seek protection under the U.S. Bankruptcy Code, the adverse impact of any such bankruptcy filing by Echo on its business, financial condition and results of operations, including its ability to maintain relationships with vendors and employees, the actions of Echo’s creditors and other third parties with interests in any bankruptcy case filed by Echo, and Echo’s ability to obtain bankruptcy court approval in connection with any bankruptcy case filed by Echo. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Echo's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this Press Release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Echo does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise. Echo, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For More Information:

Christine H. Olimpio Director, Investor Relations and Corporate Communications (215) 717-4104 colimpio@echotx.com